Exhibit 35.5

SERVICER COMPLIANCE STATEMENT (Item 1123)

Provident Funding Associates, LP.

RFMSI Series 2007-SA2 (the “Issuing Entity”)

The undersigned, a duly authorized officer of Provident Funding Associates as servicer (the “Servicer”) pursuant to the applicable servicing agreement, does hereby certify that:

1. A review of the Servicer’s activities during the period covered by the Issuing Entity’s report on Form 10-K and of the Servicer’s performance under the applicable servicing agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 20th day of February 2008.

By:	/s/ Michelle Blake
Name:	Michelle Blake
Title:	CFO